EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x-8262	(310) 208-2550

CERADYNE, INC. REPORTS FINANCIAL RESULTS FOR

SECOND QUARTER AND SIX MONTHS 2006

Sales, Net Income, New Orders and Backlog for Quarter, Six Months Reach Record Levels

Costa Mesa, Calif.—August 4, 2006—Ceradyne, Inc. (Nasdaq: CRDN) reported financial results for the second quarter and six months ended June 30, 2006, including record sales and record net income.

Sales for the second quarter of 2006 rose to a record $162.0 million, up from $89.9 million in second quarter 2005. Net income increased to a record $30.0 million or $1.10 per diluted share. This compares to a net income of $11.4 million or 46 cents per diluted share in second quarter 2005. Fully diluted average shares outstanding for the quarter were 27,340,000 compared to 24,926,000 for the same period in 2005. The second quarter 2006 net income includes a non-cash, after-tax charge of $1.5 million or 5 cents per diluted share related to the voluntary review of stock options granted during the period of 1997 through 2003, as discussed in more detail below.

Provision for income taxes was 35.3% in second quarter 2006 compared to 38.1% in second quarter 2005.

Sales for the six months ended June 30, 2006 reached a record $298.4 million, up from $159.7 million in the comparable period last year. Net income for the first six months of 2006 increased to a record $54.6 million or $2.00 per diluted share from $17.4 million or 70 cents per diluted share for the first six-month period in 2005.

New bookings for second quarter 2006 were a record $123.5 million compared to $118.5 million in the year-earlier quarter. New bookings for the first six months of 2006 increased to $278.2 million from last year’s $175.0 million.

Total backlog as of June 30, 2006 rose to a record $256.6 million compared to total backlog at June 30, 2005 of $215.6 million.

Joel P. Moskowitz, Ceradyne chief executive officer, commented, “We are very pleased with the significant increase in our second quarter 2006 financial performance. The expansion of production capacity at our Lexington, Kentucky technical ceramic manufacturing facility this year allowed us to ramp up in order to meet the U.S. government’s continuing requirements for lightweight ceramic body armor. The award to Ceradyne for ESBI (side plates) in early July of a $59.8 million, 2006 delivery order, as part of a new 5-year indefinite delivery/indefinite quantity contract with a maximum value of $611.7 million, indicates the continued demand for our lightweight ceramic body armor.

“The exclusive agreement with Alcan, the establishing of a manufacturing facility in Chicoutimi, Quebec, Canada, and the acquisition of the nuclear radiation shielding business (“Boral”) which were announced in July 2006 will put Ceradyne in the aluminum/boron carbide metal matrix composite (MMC) business in order to produce structural elements for the fabrication of nuclear waste containment vessels. Ceradyne intends to develop ballistic grade aluminum compositions for armored vehicles and use its new Canadian facility as a base for working with the aluminum smelting industry regarding advanced technical ceramic applications.

“Additionally, the Company intends to break ground this quarter on a technical ceramic manufacturing plant in Tianjin, China. This 117,000 square foot factory will be Ceradyne’s first manufacturing facility in China. Although its initial ceramic product will be related to the Chinese manufacture of silicon solar energy cells, we anticipate it will expand our presence in China and complement our Beijing sales office.

“The above activities are in keeping with our strategy of expanding our global efforts in diverse, often non-military, advanced technical ceramic products.”

Moskowitz further stated: “We recently commenced a voluntary review of our historical stock option grants and related accounting treatment. This review was initiated by Ceradyne in response to concerns raised by several non-regulatory parties about our stock option granting policies and wide public media coverage of stock option grant issues involving other companies. This review is being conducted by a Special Committee of our Board of Directors, comprised solely of independent directors, with the assistance of independent legal counsel. The review is focusing on stock option grants made during the period of 1997 to the present.

“Although the Special Committee’s review has not been completed, management has concluded that the measurement dates for accounting purposes differ from recorded dates for certain stock option grants made during 1997 through 2003. As a result of these findings, in the 2006 second quarter, the Company recorded an estimated after-tax, non-cash charge of approximately $1.5 million pertaining to the years ended December 31, 1997 to 2005 and the first six months of 2006. However, because the review has not been completed, the charge we have recorded in the 2006 second quarter may be modified or significantly changed.”

Ceradyne develops manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks include uncertainties arising out of the Company’s ongoing review of its stock option grants and developments in regulatory and legal guidance regarding stock option grants and accounting for such grants. For example, information may be learned and analysis may be undertaken concerning the Company’s historic stock option grants and accounting that may materially impact the Company’s financial statements or results. Additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
NET SALES	$162,016	$89,903	$298,363	$159,694
Cost of product sales	98,335	57,353	180,697	105,247

GROSS PROFIT	63,681	32,550	117,666	54,447

Operating expenses:
Selling	5,918	5,495	11,692	10,294
General and administrative	9,135	5,192	16,131	9,737
Research and development	2,677	1,743	5,199	3,604

	17,730	12,430	33,022	23,635

INCOME FROM OPERATIONS	45,951	20,120	84,644	30,812
Other income (expense):
Other income	1,464	35	2,542	399
Interest (expense)	(1,030)	(1,744)	(2,058)	(3,115)

	434	(1,709)	484	(2,716)
INCOME BEFORE PROVISION FOR INCOME TAXES	46,385	18,411	85,128	28,096
Provision for income taxes	16,354	7,011	30,484	10,711

NET INCOME	$30,031	$11,400	$54,644	$17,385

Earnings per share, basic	$1.12	$0.47	$2.04	$0.71
Earnings per share, diluted	$1.10	$0.46	$2.00	$0.70
Average shares outstanding, basic	26,857	24,500	26,829	24,497
Average shares outstanding, diluted	27,340	24,926	27,337	24,960

Condensed Consolidated Balance Sheets (in thousands):

	June 30, 2006	December 31, 2005
Cash, cash equivalents and investments	$126,976	$99,381
Other current assets	198,136	155,836
Net property, plant and equipment	174,385	153,259
Other assets	27,722	21,717

Total assets	$527,219	$430,193

Current liabilities	$66,204	$42,908
Long term debt	121,000	121,000
Non current liabilities	12,736	11,229
Deferred tax liability	4,741	4,536
Stockholders’ equity	322,538	250,520

Total liabilities and stockholders’ equity	$527,219	$430,193

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